Exhibit 99.1

Contact:
Kosan Biosciences
Susan M. Kanaya	Shari Annes
Chief Financial Officer	(650) 888-0902 (cell)
(510) 732-8400 ext. 5227	(510) 731-5260
kanaya@kosan.com	annes@kosan.com

FOR IMMEDIATE RELEASE

Kosan Reports First Quarter Financial Results

Hayward, CA. April 28, 2005 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter ended March 31, 2005. Total operating expenses were $11.2 million for the quarter ended March 31, 2005, compared to $10.7 million in the same period last year. The increase was primarily due to costs associated with the progress of Kosan’s two oncology programs in clinical trials. In the Company’s epothilone program, KOS-862 (Epothilone D) continues in Phase II and Phase Ib clinical trials, and KOS-1584, a follow-on compound, continues in Phase I. In Kosan’s Hsp90 inhibitor program, KOS-953, its proprietary formulation of 17-AAG, continues in Phase I and Phase Ib clinical trials. Kosan’s total operating expenses do not reflect costs incurred by partners Roche or the NCI in connection with clinical trials they are conducting in connection with the Company’s epothilone and Hsp90 inhibitor programs, respectively.

Revenues were $2.9 million for the first quarter of 2005, compared to $6.4 million in the same period in 2004, substantially all of which was generated under the Roche-Kosan global development and commercialization agreement in both periods. Revenues in the 2004 period included research funding from Roche for the identification of epothilone analogs as follow-on compounds to KOS-862; this research funding terminated in the third quarter of 2004 as a result of the selection of KOS-1584 as a second-generation epothilone compound and its advancement into clinical testing. Clinical development of KOS-1584 is being funded by Roche. Advancing KOS-1584 into the clinic also resulted in a change in the estimated clinical development period with Roche, which extended the amortization period of up-front payments.

Net losses for the quarter ended March 31, 2005 were $8.0 million, or $0.28 per share, compared to $4.1 million, or $0.14 per share, in the same period for the prior year. At March 31, 2005, cash, cash equivalents and marketable securities totaled $76.4 million, compared to $83.4 million at December 31, 2004.

-more-

Q1 Earnings – Page 2

About Kosan

Kosan Biosciences has two first-in-class anticancer agents in Phase II and Phase Ib clinical trials: KOS-862 (Epothilone D) and 17-AAG, an Hsp90 inhibitor and geldanamycin analog. KOS-862, the Company’s lead drug candidate, has a mechanism of action similar to taxanes and is partnered with Roche in a global development and commercialization agreement, along with a follow-on compound, KOS-1584, currently in Phase I testing. 17-AAG targets multiple pathways required for tumor growth and is being developed in collaboration with the National Cancer Institute, in addition to a second-generation geldanamycin analog, KOS-1022 (DMAG), now in Phase I trials. Kosan also has a proprietary formulation of 17-AAG, called KOS-953, in Phase I and Phase Ib trials. Kosan has generated a pipeline of potentially significant products for cancer, infectious disease and other therapeutic areas based on its proprietary technologies for discovering, developing and manufacturing polyketide analogs. Polyketides are an important class of natural products that have yielded numerous pharmaceuticals for the treatment of cancer, infectious diseases, high cholesterol, transplant rejection and other diseases. For additional information on Kosan Biosciences, please visit the Company’s website at www.kosan.com.

This press release contains “forward-looking” statements, including statements related to ongoing and further development of Kosan’s product candidates including those related to KOS-862, KOS-1584, 17-AAG, KOS-953 and DMAG in the treatment of cancer. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to the clinical advancement of KOS-862, KOS-1584 and geldanamycin analogs and the costs of conducting clinical studies for these product candidates; Kosan’s dependence on its collaborations with Roche and the NCI for development of its product candidates; Kosan’s dependence on its collaboration with Roche for most of its revenues; the possibility that Kosan may require more cash than anticipated for its operating activities; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004, and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

FINANCIAL TABLE FOLLOWS

-more-

Q1 Earnings – Page 3

Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Revenues:
Contract revenue	$2,616	$6,123
Grant revenue	259	238

Total revenues	2,875	6,361
Operating expenses:
Research and development	9,655	9,341
General and administrative	1,541	1,403

Total operating expenses	11,196	10,744

Loss from operations	(8,321)	(4,383)
Net interest income	306	258

Net loss	$(8,015)	$(4,125)

Basic and diluted net loss per common share	$(0.28)	$(0.14)

Shares used in computing basic and diluted net loss per common share	29,099	28,756

Condensed Balance Sheets
(in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
Cash, cash equivalents and marketable securities	$76,412	$83,393
Total assets	$86,857	$96,613

Deferred revenue	$14,611	$15,430
Total liabilities	$25,329	$27,427
Total liabilities and stockholders’ equity	$86,857	$96,613

Shares issued and outstanding	29,189	29,096